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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934

Date of Report (Date of earliest event reported)    May 1, 2000
                                                --------------------------------

                         FRONTIER NATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)


          ALABAMA                      000-24853                 72-1355228
(State or other jurisdiction)  (Commission File Number)        (IRS Employer
                                                             Identification No.)
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43 N. Broadway, Sylacauga, AL                                      35150
(Address of principal executive offices)                         (zip code)
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Registrant's telephone number, including area code          334-644-5419
                                                  ------------------------------



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Item 5. Other Events

The board of directors of Frontier National Corporation reported that the net income for the company for the three months ended March 31, 2000 was $684,019 compared to $578,436 for the three months ended March 31, 1999. This represents an 18.25% ($105,583) increase over the prior period. The earnings improvement over the first quarter of last year is due to a 5.79% ($133,929) increase in net interest income, primarily a result of loan growth, an increase in noninterest income of $82,270 or 10.97%, primarily from nonbank subsidiaries, and expense control that held noninterest expenses to an increase of only $38,430 (1.84%). Earnings per share of $.20 for the first quarter of 2000 was $.01 over expected earnings per share of $.19 for the quarter. At March 31, 2000, common shares outstanding were 3,415,863.

On April 17, 2000, a quarterly cash dividend was declared for shareholders of record on that date. The dividend amount is $0.1275 per share of which $0.0925 is a regular dividend and $0.0350 is a special dividend. The dividend will be paid to shareholders on July 3, 2000.

Item 7. Financial Statements and Exhibits

        (a) Not applicable
        (b) Not applicable
        (c) Exhibits
            99 Press release dated April 26, 2000
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                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf on this 1/st/ day of May 2000 by the undersigned hereunto duly authorized.


                                   FRONTIER NATIONAL CORPORATION

                                   By: /s/ STEVEN R. TOWNSON
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                                   Steven R. Townson
                                   President and Chief Operating Officer